EXHIBIT 99.3

Escue Energy, Inc.

Subscription Agreement

1. Investment:

The undersigned (“Buyer”) subscribes for ____________ Shares of Common Stock of Escue Energy, Inc. at $2.50 per share.

Total subscription price ($2.50 times number of Shares): = $_____________________.

PLEASE MAKE CHECKS PAYABLE TO: Ray & Associates, PLLC, Iolta Account f/b/o Escue Energy, Inc.

2. Investor information:

Name (type or print)		SSN/EIN/Taxpayer I.D.

E-Mail address:
Address

Joint Name (type or print)		SSN/EIN/Taxpayer I.D

E-Mail address:
Address (If different from above)

Mailing Address (if different from above):
		Street			City/State	Zip

Business Phone:	( )		Home Phone:	( )

3. Type of ownership: (You must check one box)

☐	Individual	☐	Custodian for ___________________
☐	Tenants in Common	☐	Uniform Gifts to Minors Act of the State of: _____________
☐	Joint Tenants with rights of Survivorship	☐	Corporation (Inc., LLC, LP) – Please List all officers,
☐	Partnership (Limited Partnerships use “Corporation”)		directors, partners, managers, etc.:
☐	Trust
☐	Community Property
		☐	Other (please explain)

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4. Further Representations, Warrants and Covenants. Buyer hereby represents warrants, covenants and agrees as follows:

(a) Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

(b) Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares. The Shares are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

5. Acceptance of Subscription.

(a) It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion. The Company shall have five (5) business days following receipt of this Subscription Agreement and the Payment to either accept or reject, in whole or in part, this subscription. If this subscription is rejected in whole, the Company shall within two (2) additional business days cause the return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder. In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer, without interest, within the aforementioned two (2) business day period, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

6. Governing Law.

(a) This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Nevada without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

INVESTOR SUBSCRIPTION ACCEPTED AS OF

Signature of Buyer	_________ day of ____________________,
Escue Energy, Inc.
Printed Name

Date	By:
Sohail Quraeshi, Chief Executive Officer

Deliver completed subscription agreements and checks to:

Escue Energy, Inc.

c/o Ray & Associates, Attorneys at Law

5100 Westheimer, Suite 115

Houston, Texas 77056.

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